  Exhibit 10.3
REVOLVING CREDIT NOTE

$2,000,000.00	February 26, 2019

FOR VALUE RECEIVED and intending to be legally bound, the undersigned, LIGHTPATH TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), jointly and severally, promise to pay, in lawful money of the United States of America, to the order of BANKUNITED, N.A., a national banking association (“Lender”), at the address set forth in Section 2.5(a) of the Loan Agreement, the maximum aggregate principal sum of Two Million and No/100 Dollars ($2,000,000.00) or such lesser sum which represents the principal balance outstanding under the Revolving Credit Facility established pursuant to the provisions of that certain Loan Agreement dated of even date herewith, between Borrower and Lender (as it may be supplemented, restated, superseded, amended or replaced from time to time, “Loan Agreement”). The outstanding principal balance hereunder shall be payable in accordance with the terms of the Loan Agreement. The outstanding principal balance of this Note, plus all accrued but unpaid interest, shall be due and payable on the Revolving Credit Maturity Date. The actual amount due and owing from time to time hereunder shall be evidenced by Lender’s records of receipts and disbursements with respect to the Revolving Credit Facility, which shall, in the absence of manifest error, be conclusive evidence of the amount. All capitalized terms used herein without further definition shall have the respective meanings ascribed thereto in the Loan Agreement.

Borrower further agrees to pay interest on the outstanding principal balance hereunder from time to time at the per annum rates set forth in the Loan Agreement. Interest shall be calculated on the basis of a year of 360 days but charged for the actual number of days elapsed, and shall be due and payable as set forth in the Loan Agreement.

This Revolving Credit Note is that certain Revolving Credit Note referred to in the Loan Agreement.

If an Event of Default occurs and is continuing under the Loan Agreement, the unpaid principal balance of this Revolving Credit Note along with all accrued and unpaid interest and unpaid Expenses shall become, or may be declared, immediately due and payable as provided in the Loan Agreement. The obligations evidenced by this Revolving Credit Note are secured by the Collateral.

This Revolving Credit Note may be prepaid only in accordance with the terms and conditions of the Loan Agreement.

Borrower hereby waives protest, demand, notice of nonpayment and all other notices in connection with the delivery, acceptance, performance or enforcement of this Revolving Credit Note.

This Revolving Credit Note shall be governed by and construed in accordance with the substantive laws of the State of Florida (without giving effect to principles of conflicts of law). The provisions of this Revolving Credit Note are to be deemed severable and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions of this Revolving Credit Note which shall continue in full force and effect. No modification hereof shall be binding or enforceable against Lender unless approved in writing by Lender.

BORROWER (AND LENDER BY ITS ACCEPTANCE HEREOF) HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED HEREUNDER OR UNDER THE LOAN DOCUMENTS.

[EXECUTION PAGES FOLLOW]

[SIGNATURE PAGE OF REVOLVING CREDIT NOTE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, Borrower has executed these presents the day and year first above written.

LIGHTPATH TECHNOLOGIES, INC.
a Delaware corporation

By: /s/ J. James Gaynor
J. James Gaynor, President